Exhibit 4.1

THIRD AMENDMENT TO RIGHTS AGREEMENT

THIS THIRD AMENDMENT, dated as of February 9, 2010 (this “Third Amendment”), to the Rights Agreement dated as of July 10, 2006, as amended (the “Rights Agreement”), is made by and between Wilhelmina International, Inc. (formerly New Century Equity Holdings Corp.), a Delaware corporation (the “Company”), and The Bank of New York Mellon Trust Company, N.A., as rights agent (the “Rights Agent”).  Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Rights Agreement.

WHEREAS, the Company’s Board of Directors (the “Board”) declared Dieter Esch and his controlled stockholder affiliate Lorex Investments AG, and Brad Krassner and his controlled stockholder affiliate Krassner Family Investments Limited Partnership (collectively, the “Esch and Krassner Parties”), to be Acquiring Persons under the Rights Agreement;

WHEREAS, a Special Committee of the Board was established in order to evaluate and make a recommendation to the Board on how to proceed following the Board’s declaration that the Esch and Krassner Parties are Acquiring Persons under the Rights Agreement, and the Special Committee recommended to the Board that it amend the Rights Agreement in order to allow the Special Committee additional time to consider potential courses of action prior to the occurrence of a Distribution Date under the Rights Agreement; and

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Board has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable in connection with the foregoing, and, pursuant to such determination and Section 27 of the Rights Agreement, the Company has instructed the Rights Agent to enter into this Third Amendment, and an officer of the Company has certified that this Third Amendment is in compliance with the terms of Section 27 of the Rights Agreement.

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Third Amendment, and for other good and valuable consideration, the parties hereto agree as follows:

1.  Amendment of Section 1(h).  Section 1(h) of the Rights Agreement is hereby amended by deleting Section 1(h) in its entirety and replacing it with the following:

“(h)  “DISTRIBUTION DATE” means the earlier of: (i) the Close of Business on the tenth calendar day following the Share Acquisition Date; provided, however, that with respect to the Share Acquisition Date that occurred on February 2, 2010 as a result of the Company’s public announcement on such date that Dieter Esch, Lorex Investments AG, Brad Krassner and Krassner Family Investments Limited Partnership are Acquiring Persons (the “Esch-Krassner Acquiring Event”), such date shall be the Close of Business on April 3, 2010, or (ii) the Close of Business on the tenth Business Day (or, unless the Distribution Date shall have previously occurred, such later date as may be determined by the Board of Directors of the Company in its sole discretion) after the commencement of a tender or exchange offer by any Person (other than the Company, any Related Person or any Exempt Person), if upon the consummation thereof such Person would be the Beneficial Owner of 5% or more of the then-outstanding Common Shares.”

2.  Amendment of Section 25(b).  Section 25(b) of the Rights Agreement is hereby amended by deleting Section 25(b) in its entirety and replacing it with the following:

“(b)  In case any Triggering Event occurs, then, in any such case, the Company will as soon as practicable thereafter give to the Rights Agent and each holder of a Right Certificate, in accordance with Section 26, a notice of the occurrence of such event, which specifies the event and the consequences of the event to holders of Rights; provided, however, that the Company will only be required to give such notice of the occurrence of the Esch-Krassner Acquiring Event as soon as practicable after any corresponding Distribution Date.”

3.  Effectiveness.  This Third Amendment shall be deemed effective as of the date first written above, as if executed on such date.  Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

             4.  Miscellaneous.  This Third Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.  This Third Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.  If any provision, covenant or restriction of this Third Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Third Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated.

[Signature Page to Follow]

[Signature Page to Third Amendment to Rights Agreement]

IN WITNESS WHEREOF, this Third Amendment is effective as of the day and year first referenced above.

WILHELMINA INTERNATIONAL, INC.

By:	/s/ Mark Schwarz
	Name:	Mark Schwarz
	Title:	Chief Executive Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

By:	/s/ Mauri J. Cowen
	Name:	Mauri J. Cowen
	Title:	Vice President

CERTIFICATION AND INSTRUCTION TO RIGHTS AGENT: The officer of the Company whose duly authorized signature appears above certifies that this Third Amendment is in compliance with the terms of Section 27 of the Rights Agreement and, on behalf of the Company, instructs the Rights Agent to enter into this Third Amendment.